# SEC Schedule 13G/A (Amendment No. 2) — Beneficial ownership report by passive or exempt holders of more than 5% of a class (short form)

Issuer: Community Health Systems, Inc., CIK 0001108109
CUSIP: 203668108
Title of class of securities: Common Stock, par value $0.01 per share
Address of issuer's principal executive offices: 4000 Meridian Boulevard, Franklin, Tennessee (TN), 37067
Date of event which requires filing of this statement: 09/30/2025
Filed pursuant to Rule 13d-1(c)
Amends the filing with accession number 0001104659-25-049443
Filed by CIK 0001449433

## Reporting persons
- Apollo Management Holdings GP, LLC: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 13,171,818; sole dispositive power 0; shared dispositive power 13,171,818; aggregate amount beneficially owned 13,171,818 (9.5% of the class)
- AAA Multi-Asset Credit Strategies Fund (Z), L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 1,004,875; sole dispositive power 0; shared dispositive power 1,004,875; aggregate amount beneficially owned 1,004,875 (0.7% of the class); the aggregate amount excludes certain shares
- AAA Multi-Asset Credit Strategies Lux Fund (Z), L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 93,701; sole dispositive power 0; shared dispositive power 93,701; aggregate amount beneficially owned 93,701 (0.1% of the class); the aggregate amount excludes certain shares
- Apollo Aligned Alternatives Advisors, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Cayman Islands (E9); sole voting power 0; shared voting power 1,098,576; sole dispositive power 0; shared dispositive power 1,098,576; aggregate amount beneficially owned 1,098,576 (0.8% of the class); the aggregate amount excludes certain shares
- Apollo Accord+ Aggregator A, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Cayman Islands (E9); sole voting power 0; shared voting power 1,832,339; sole dispositive power 0; shared dispositive power 1,832,339; aggregate amount beneficially owned 1,832,339 (1.3% of the class); the aggregate amount excludes certain shares
- Apollo Accord+ Advisors, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Cayman Islands (E9); sole voting power 0; shared voting power 1,832,339; sole dispositive power 0; shared dispositive power 1,832,339; aggregate amount beneficially owned 1,832,339 (1.3% of the class); the aggregate amount excludes certain shares
- Apollo Accord+ II Aggregator A, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 870,951; sole dispositive power 0; shared dispositive power 870,951; aggregate amount beneficially owned 870,951 (0.6% of the class); the aggregate amount excludes certain shares
- Apollo Accord+ II Advisors, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Cayman Islands (E9); sole voting power 0; shared voting power 870,951; sole dispositive power 0; shared dispositive power 870,951; aggregate amount beneficially owned 870,951 (0.6% of the class); the aggregate amount excludes certain shares
- Apollo Accord+ Management, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 2,703,290; sole dispositive power 0; shared dispositive power 2,703,290; aggregate amount beneficially owned 2,703,290 (2% of the class); the aggregate amount excludes certain shares
- Apollo Accord+ Management GP, LLC: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 2,703,290; sole dispositive power 0; shared dispositive power 2,703,290; aggregate amount beneficially owned 2,703,290 (2% of the class); the aggregate amount excludes certain shares
- Apollo Atlas Master Fund, LLC: type of reporting person: other (OO); citizenship or place of organization: Cayman Islands (E9); sole voting power 0; shared voting power 50,745; sole dispositive power 0; shared dispositive power 50,745; aggregate amount beneficially owned 50,745 (0% of the class); the aggregate amount excludes certain shares
- Apollo Atlas Management, LLC: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 50,745; sole dispositive power 0; shared dispositive power 50,745; aggregate amount beneficially owned 50,745 (0% of the class); the aggregate amount excludes certain shares
- Apollo Credit Strategies Master Fund Ltd.: type of reporting person: corporation (CO); citizenship or place of organization: Cayman Islands (E9); sole voting power 0; shared voting power 4,639,275; sole dispositive power 0; shared dispositive power 4,639,275; aggregate amount beneficially owned 4,639,275 (3.3% of the class); the aggregate amount excludes certain shares
- Apollo ST Fund Management LLC: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 4,639,275; sole dispositive power 0; shared dispositive power 4,639,275; aggregate amount beneficially owned 4,639,275 (3.3% of the class); the aggregate amount excludes certain shares
- Apollo ST Operating LP: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 4,639,275; sole dispositive power 0; shared dispositive power 4,639,275; aggregate amount beneficially owned 4,639,275 (3.3% of the class); the aggregate amount excludes certain shares
- Apollo ST Capital LLC: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 4,639,275; sole dispositive power 0; shared dispositive power 4,639,275; aggregate amount beneficially owned 4,639,275 (3.3% of the class); the aggregate amount excludes certain shares
- ST Management Holdings, LLC: type of reporting person: other (OO); citizenship or place of organization: Cayman Islands (E9); sole voting power 0; shared voting power 4,639,275; sole dispositive power 0; shared dispositive power 4,639,275; aggregate amount beneficially owned 4,639,275 (3.3% of the class); the aggregate amount excludes certain shares
- Apollo Credit Strategies Absolute Return Aggregator A, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Cayman Islands (E9); sole voting power 0; shared voting power 1,473,641; sole dispositive power 0; shared dispositive power 1,473,641; aggregate amount beneficially owned 1,473,641 (1.1% of the class); the aggregate amount excludes certain shares
- Apollo Credit Strategies Absolute Return Management, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 1,473,641; sole dispositive power 0; shared dispositive power 1,473,641; aggregate amount beneficially owned 1,473,641 (1.1% of the class); the aggregate amount excludes certain shares
- Apollo Credit Strategies Absolute Return Management, GP, LLC: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 1,473,641; sole dispositive power 0; shared dispositive power 1,473,641; aggregate amount beneficially owned 1,473,641 (1.1% of the class); the aggregate amount excludes certain shares
- Apollo Credit Management, LLC: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 78,596; sole dispositive power 0; shared dispositive power 78,596; aggregate amount beneficially owned 78,596 (0.1% of the class); the aggregate amount excludes certain shares
- Apollo Capital Credit Management, LLC: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 78,596; sole dispositive power 0; shared dispositive power 78,596; aggregate amount beneficially owned 78,596 (0.1% of the class); the aggregate amount excludes certain shares
- Apollo SA Management, LLC: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 80,155; sole dispositive power 0; shared dispositive power 80,155; aggregate amount beneficially owned 80,155 (0.1% of the class); the aggregate amount excludes certain shares
- Apollo PPF Credit Strategies, LLC: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 344,590; sole dispositive power 0; shared dispositive power 344,590; aggregate amount beneficially owned 344,590 (0.2% of the class); the aggregate amount excludes certain shares
- Apollo PPF Credit Strategies Management, LLC: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 344,590; sole dispositive power 0; shared dispositive power 344,590; aggregate amount beneficially owned 344,590 (0.2% of the class); the aggregate amount excludes certain shares
- Apollo Centre Street Partnership, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 311,381; sole dispositive power 0; shared dispositive power 311,381; aggregate amount beneficially owned 311,381 (0.2% of the class); the aggregate amount excludes certain shares
- Apollo Centre Street Management, LLC: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 311,381; sole dispositive power 0; shared dispositive power 311,381; aggregate amount beneficially owned 311,381 (0.2% of the class); the aggregate amount excludes certain shares
- Apollo Union Street Partners, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Cayman Islands (E9); sole voting power 0; shared voting power 165,259; sole dispositive power 0; shared dispositive power 165,259; aggregate amount beneficially owned 165,259 (0.1% of the class); the aggregate amount excludes certain shares
- Apollo Union Street Advisors, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Cayman Islands (E9); sole voting power 0; shared voting power 165,259; sole dispositive power 0; shared dispositive power 165,259; aggregate amount beneficially owned 165,259 (0.1% of the class); the aggregate amount excludes certain shares
- Apollo Union Street Capital Management, LLC: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 165,259; sole dispositive power 0; shared dispositive power 165,259; aggregate amount beneficially owned 165,259 (0.1% of the class); the aggregate amount excludes certain shares
- APH Holdings (FC), L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Cayman Islands (E9); sole voting power 0; shared voting power 165,259; sole dispositive power 0; shared dispositive power 165,259; aggregate amount beneficially owned 165,259 (0.1% of the class); the aggregate amount excludes certain shares
- Apollo Principal Holdings C GP, Ltd.: type of reporting person: corporation (CO); citizenship or place of organization: Cayman Islands (E9); sole voting power 0; shared voting power 165,259; sole dispositive power 0; shared dispositive power 165,259; aggregate amount beneficially owned 165,259 (0.1% of the class); the aggregate amount excludes certain shares
- Apollo Calliope Fund, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 933,792; sole dispositive power 0; shared dispositive power 933,792; aggregate amount beneficially owned 933,792 (0.7% of the class); the aggregate amount excludes certain shares
- AP Calliope GP, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Cayman Islands (E9); sole voting power 0; shared voting power 933,792; sole dispositive power 0; shared dispositive power 933,792; aggregate amount beneficially owned 933,792 (0.7% of the class); the aggregate amount excludes certain shares
- Apollo Calliope Management, LLC: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 933,792; sole dispositive power 0; shared dispositive power 933,792; aggregate amount beneficially owned 933,792 (0.7% of the class); the aggregate amount excludes certain shares
- Apollo Delphi Fund, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 558,220; sole dispositive power 0; shared dispositive power 558,220; aggregate amount beneficially owned 558,220 (0.4% of the class); the aggregate amount excludes certain shares
- Apollo Delphi Advisors, LLC: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 558,220; sole dispositive power 0; shared dispositive power 558,220; aggregate amount beneficially owned 558,220 (0.4% of the class); the aggregate amount excludes certain shares
- Apollo Delphi Management, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 558,220; sole dispositive power 0; shared dispositive power 558,220; aggregate amount beneficially owned 558,220 (0.4% of the class); the aggregate amount excludes certain shares
- Apollo Delphi Management GP, LLC: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 558,220; sole dispositive power 0; shared dispositive power 558,220; aggregate amount beneficially owned 558,220 (0.4% of the class); the aggregate amount excludes certain shares
- Apollo Excelsior, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 286,897; sole dispositive power 0; shared dispositive power 286,897; aggregate amount beneficially owned 286,897 (0.2% of the class); the aggregate amount excludes certain shares
- Apollo Excelsior Advisors, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 286,897; sole dispositive power 0; shared dispositive power 286,897; aggregate amount beneficially owned 286,897 (0.2% of the class); the aggregate amount excludes certain shares
- Apollo Excelsior Management, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 286,897; sole dispositive power 0; shared dispositive power 286,897; aggregate amount beneficially owned 286,897 (0.2% of the class); the aggregate amount excludes certain shares
- Apollo Excelsior Management GP, LLC: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 286,897; sole dispositive power 0; shared dispositive power 286,897; aggregate amount beneficially owned 286,897 (0.2% of the class); the aggregate amount excludes certain shares
- Apollo Moultrie Credit Fund, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 198,995; sole dispositive power 0; shared dispositive power 198,995; aggregate amount beneficially owned 198,995 (0.1% of the class); the aggregate amount excludes certain shares
- Apollo Moultrie Credit Fund Management, LLC: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 198,995; sole dispositive power 0; shared dispositive power 198,995; aggregate amount beneficially owned 198,995 (0.1% of the class); the aggregate amount excludes certain shares
- Apollo Moultrie Credit Fund Advisors, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 198,995; sole dispositive power 0; shared dispositive power 198,995; aggregate amount beneficially owned 198,995 (0.1% of the class); the aggregate amount excludes certain shares
- Apollo Moultrie Capital Management, LLC: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 198,995; sole dispositive power 0; shared dispositive power 198,995; aggregate amount beneficially owned 198,995 (0.1% of the class); the aggregate amount excludes certain shares
- APH Holdings (DC), L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Cayman Islands (E9); sole voting power 0; shared voting power 198,995; sole dispositive power 0; shared dispositive power 198,995; aggregate amount beneficially owned 198,995 (0.1% of the class); the aggregate amount excludes certain shares
- Apollo Principal Holdings B GP, LLC: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 198,995; sole dispositive power 0; shared dispositive power 198,995; aggregate amount beneficially owned 198,995 (0.1% of the class); the aggregate amount excludes certain shares
- Apollo Capital Management, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 13,171,818; sole dispositive power 0; shared dispositive power 13,171,818; aggregate amount beneficially owned 13,171,818 (9.5% of the class)
- Apollo Capital Management GP, LLC: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 13,171,818; sole dispositive power 0; shared dispositive power 13,171,818; aggregate amount beneficially owned 13,171,818 (9.5% of the class)
- Apollo Management Holdings, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 13,171,818; sole dispositive power 0; shared dispositive power 13,171,818; aggregate amount beneficially owned 13,171,818 (9.5% of the class)

## Item 1. Issuer
Name of issuer: Community Health Systems, Inc.
Address of issuer's principal executive offices: 4000 Meridian Boulevard Franklin, TN, 37067

## Item 2. Person Filing
Name of person filing:
This statement is filed by (i) AAA Multi-Asset Credit Strategies Fund (Z), L.P. ("Multi-Asset"); (ii) AAA Multi- Asset Credit Strategies Lux Fund (Z), L.P. ("Multi-Asset Lux") (iii) Aligned Alternatives Advisors, L.P. ("Aligned Alternatives"); (iv) Apollo Accord+ Aggregator A, L.P. ("Accord+"); (vi) Apollo Accord+ Advisors, L.P. ("Accord+ Advisors"); (vi) Apollo Accord+ II Aggregator A, L.P. ("Accord+ II"); (vii) Apollo Accord+ II Advisors, L.P. ("Accord+ II Advisors"); (viii) Apollo Accord+ Management, L.P. ("Accord+ Management"); (ix) Apollo Accord+ Management GP, LLC ("Accord+ Management GP"); (x) Apollo Atlas Master Fund, LLC ("Atlas"); (xi) Apollo Atlas Management, LLC ("Atlas Management"); (xii) Apollo Credit Strategies Master Fund Ltd. ("Credit Strategies"); (xiii) Apollo ST Fund Management LLC ("ST Management"); (xiv) Apollo ST Operating LP ("ST Operating"); (xv) Apollo ST Capital LLC ("ST Capital"); (xvi) ST Management Holdings, LLC ("ST Management Holdings"); (xvii) Apollo Credit Strategies Absolute Return Aggregator A, L.P. ("Absolute Return"); (xviii) Apollo Credit Strategies Absolute Return Management, L.P. ("Absolute Return Management"); (xix) Apollo Credit Strategies Absolute Return Management GP, LLC ("Absolute Return Management GP"); (xx) Apollo Credit Management, LLC ("ACM"); (xxi) Apollo Capital Credit Management, LLC ("ACCM"); (xxii) Apollo SA Management, LLC ("SA Management"); (xxiii) Apollo PPF Credit Strategies, LLC ("PPF Credit Strategies"); (xxiv) Apollo PPF Credit Strategies Management, LLC ("PPF Management"); (xxv) Apollo Centre Street Partnership, L.P. ("Centre Street"); (xxvi) Apollo Centre Street Management, LLC ("Centre Street Management"); (xxvii) Apollo Union Street Partners, L.P. ("Union Street"); (xxviii) Apollo Union Street Advisors, L.P. ("Union Street Advisors"); (xxix) Apollo Union Street Capital Management, LLC ("Union Street Management"); (xxx) APH Holdings (FC), L.P. ("APH FC"); (xxxi) Apollo Principal Holdings C GP, Ltd. ("APH C"); (xxxii) Apollo Calliope Fund, L.P. ("Calliope"); (xxxiii) AP Calliope GP, L.P. ("Calliope GP"); (xxxiv) Apollo Calliope Management, LLC ("Calliope Management"); (xxxv) Apollo Delphi Fund, L.P. ("Delphi"); (xxxvi) Apollo Delphi Advisors, LLC ("Delphi Advisors"); (xxxvii) Apollo Delphi Management, L.P. ("Delphi Management"); (xxxviii) Apollo Delphi Management GP, LLC ("Delphi Management GP"); (xxxix) Apollo Excelsior, L.P. ("Excelsior"); (xl) Apollo Excelsior Advisors, L.P. ("Excelsior Advisors"); (xli) Apollo Excelsior Management, L.P. ("Excelsior Management"); (xlii) Apollo Excelsior Management GP, LLC ("Excelsior Management GP"); (xliii) Apollo Moultrie Credit Fund, L.P. ("Moultrie"); (xliv) Apollo Moultrie Credit Fund Management, LLC ("Moultrie Management"); (xlv) Apollo Moultrie Credit Fund Advisors, L.P. ("Moultrie Advisors"); (xlvi) Apollo Moultrie Capital Management, LLC ("Moultrie Capital Management"); (xlvii) APH Holdings (DC), L.P. ("APH DC"); (xlviii) Apollo Principal Holdings B GP, LLC ("APH B"); (xlix) Apollo Capital Management, L.P. ("Capital Management"); (l) Apollo Capital Management GP, LLC ("Capital Management GP"); (li) Apollo Management Holdings, L.P. ("Management Holdings"); and (lii) Apollo Management Holdings GP, LLC ("Management Holdings GP"). The foregoing are collectively referred to herein as the "Reporting Persons."

Multi-Asset, Multi-Asset Lux, Accord+, Accord+ II, Atlas, Credit Strategies, Absolute Return, PPF Credit Strategies, Centre Street, Union Street, Calliope, Delphi, Excelsior and Moultrie each hold securities of the Issuer.

Aligned Alternatives serves as the general partner of Multi-Asset and Multi-Asset Lux. Accord+ Advisors serves as the general partner of Accord+. Accord+ II Advisors serves as the general partner of Accord+ II. Accord+ Management serves as the investment manager of Accord+ and Accord+ II. Accord+ Management GP serves as the general partner of Accord+ Management. Atlas Management serves as the investment manager of Atlas. ST Management serves as the investment manager for Credit Strategies. ST Operating is the sole member of ST Management. The general partner of ST Operating is ST Capital. ST Management Holdings is the sole member of ST Capital. Absolute Return Management serves as the investment manager of Absolute Return. Absolute Return Management GP is the general partner of Absolute Return Management.

ACM provides investment management services for FASF Franklin K2 Alternative Strategies Fund ("FASF-Franklin K2"). ACCM is the sole member of ACM.
SA Management provides investment management services for Franklin Templeton Investment Funds - Franklin K2 Alternative Strategies Fund ("FTIF-Franklin K2").

PPF Management serves as the investment manager of PPF Credit Strategies.

Centre Street Management serves as the investment manager of Centre Street. Union Street Advisors serves as the general partner of Union Street. Union Street Management serves as the general partner of Union Street Advisors. APH FC is the sole member of Union Street Management. APH C is the general partner of APH FC. Calliope GP serves as the general partner of Calliope. Calliope Management serves as the investment manager of Calliope. Delphi Advisors is the general partner of Delphi. Delphi Management serves as the investment manager of Delphi. Delphi Management GP is the general partner of Delphi Management. Excelsior Advisors is the general partner of Excelsior. Excelsior Management serves as the investment manager of Excelsior. Excelsior Management GP is the general partner of Excelsior Management. Moultrie Management serves as the investment manager of Moultrie. Moultrie Advisors serves as the general partner of Moultrie. Moultrie Capital Management serves as the general partner of Moultrie Advisors. APH DC is the sole member of Moultrie Capital Management. APH B is the general partner of APH DC.

Capital Management serves as the sole member of Atlas Management, ACCM, Absolute Return Management GP, PPF Management, SA Management, Union Street Management and Moultrie Management; the sole member and manager of Aligned Alternatives, Accord+ Management GP, ST Management Holdings, Calliope Management, Delphi Management GP, Excelsior Management GP; the sole limited partner of Accord+ Management and Centre Street Management; and provides investment management services for K2 Apollo Credit Master Fund Ltd. ("K2 Apollo"). Capital Management GP serves as the general partner of Capital Management. Management Holdings serves as the sole member and manager of Capital Management GP, and Management Holdings GP serves as the general partner of Management Holdings.
Address of principal business office or, if none, residence: The principal office of each of Multi-Asset, Multi-Asset Lux, Aligned Alternatives, Accord+, Accord+ Advisors, Accord+ II, Accord+ Advisors II, Accord+ Management, Accord+ Management GP, Atlas, Atlas Management, ST Management, ST Operating, ST Capital, ST Management Holdings, Absolute Return, Absolute Return Management, Absolute Return Management GP, ACM, ACCM, SA Management, PPF Credit Strategies, PPF Management, Capital Management, Centre Street, Centre Street Management, Union Street Management, Calliope, Calliope GP, Calliope Management, Delphi, Delphi Advisors, Delphi Management, Delphi Management GP, Excelsior, Excelsior Management, Excelsior Management GP, Moultrie, Moultrie Management, Moultrie Advisors, Moultrie Capital Management, APH DC, APH B, Capital Management GP, Management Holdings, and Management Holdings GP is 9 W. 57th Street, 41st Floor, New York, New York 10019. The principal office of Credit Strategies, Union Street, Union Street Advisors, APH FC and APH C is c/o Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman, KY1-9008, Cayman Islands.
Citizenship: Atlas, Credit Strategies, ST Management Holdings and APH C are each an exempted company incorporated in the Cayman Islands with limited liability. Aligned Alternatives, Accord+, Accord+ Advisors, Accord+ II Advisors, Absolute Return, Union Street, Union Street Advisors, Union Street Management, APH FC, Calliope GP, and APH DC are each a Cayman Islands exempted limited partnership. Accord+ Management GP, Atlas Management, PPF Credit Strategies, ST Management, ST Capital, Absolute Return Management GP, ACM, ACCM, SA Management, PPF Management, Centre Street Management, Calliope Management, Delphi Advisors, Delphi Management GP, Excelsior Management GP, Moultrie Management, Moultrie Capital Management, APH B, Capital Management GP, and Management Holdings GP are each a Delaware limited liability company. Multi-Asset, Multi-Asset Lux, ST Operating, Accord+ II, Accord+ Management, Absolute Return Management, Centre Street, Calliope, Delphi, Delphi Management, Excelsior, Excelsior Advisors, Excelsior Management, Moultrie, Moultrie Advisors, Capital Management, and Management Holdings are each a Delaware limited partnership.

## Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), type of person filing
Not applicable.

## Item 4. Ownership
Amount beneficially owned:
Multi-Asset 1,004,875
Multi-Asset Lux 93,701
Aligned Alternatives 1,098,576
Accord+ 1,832,339
Accord+ Advisors 1,832,339
Accord+ II 870,951
Accord+ II Advisors 870,951
Accord+ Management 2,703,290
Accord+ Management GP 2,703,290
Atlas 50,745
Atlas Management 50,745
Credit Strategies 4,639,275
ST Management 4,639,275
ST Operating 4,639,275
ST Capital 4,639,275
ST Management Holdings 4,639,275
Absolute Return 1,473,641
Absolute Return Management 1,473,641
Absolute Return Management GP 1,473,641
ACM 78,596
ACCM 78,596
SA Management 80,155
PPF Credit Strategies 344,590
PPF Management 344,590
Centre Street 311,381
Centre Street Management 311,381
Union Street 165,259
Union Street Advisors 165,259
Union Street Management 165,259
APH FC 165,259
APH C 165,259
Calliope 933,792
Calliope GP 933,792
Calliope Management 933,792
Delphi 558,220
Delphi Advisors 558,220
Delphi Management 558,220
Delphi Management GP 558,220
Excelsior 286,897
Excelsior Advisors 286,897
Excelsior Management 286,897
Excelsior Management GP 286,897
Moultrie 198,995
Moultrie Management 198,995
Moultrie Advisors 198,995
Moultrie Capital Management 198,995
APH DC 198,995
APH B 198,995
Capital Management 13,171,818
Capital Management GP 13,171,818
Management Holdings 13,171,818
Management Holdings GP 13,171,818

Aligned Alternatives, Accord+ Advisors, Accord+ II Advisors, Accord+ Management, Accord+ Management GP, Atlas Management, ST Management, ST Operating, ST Capital, ST Management Holdings, Absolute Return Management, Absolute Return Management GP, ACM, ACCM, SA Management, PPF Management, Centre Street Management, Union Street Advisors, Union Street Management, APH FC, APH C, Calliope GP, Calliope Management, Delphi Advisors, Delphi Management, Delphi Management GP, Excelsior Advisors, Excelsior Management, Excelsior Management GP, Moultrie Management, Moultrie Advisors, Moultrie Capital
Management, APH DC, APH B, Capital Management, Capital Management GP, Management Holdings and Management Holdings GP, and Messrs. Marc Rowan, Scott Kleinman, and James Zelter, the managers, as well as executive officers, of Management Holdings GP, APH C, and APH B, each disclaim beneficial ownership of all shares of Common Stock included in this report, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.
Percent of class:
Multi-Asset 0.7%
Multi-Asset Lux 0.1%
Aligned Alternatives 0.8%
Accord+ 1.3%
Accord+ Advisors 1.3%
Accord+ II 0.6%
Accord+ II Advisors 0.6%
Accord+ Management 2.0%
Accord+ Management GP 2.0%
Atlas 0.0%
Atlas Management 0.0%
Credit Strategies 3.3%
ST Management 3.3%
ST Operating 3.3%
ST Capital 3.3%
ST Management Holdings 3.3%
Absolute Return 1.1%
Absolute Return Management 1.1%
Absolute Return Management GP 1.1%
ACM 0.1%
ACCM 0.1%
SA Management 0.1%
PPF Credit Strategies 0.2%
PPF Management 0.2%
Centre Street 0.2%
Centre Street Management 0.2%
Union Street 0.1%
Union Street Advisors 0.1%
Union Street Management 0.1%
APH FC 0.1%
APH C 0.1%
Calliope 0.7%
Calliope GP 0.7%
Calliope Management 0.7%
Delphi 0.4%
Delphi Advisors 0.4%
Delphi Management 0.4%
Delphi Management GP 0.4%
Excelsior 0.2%
Excelsior Advisors 0.2%
Excelsior Management 0.2%
Excelsior Management GP 0.2%
Moultrie 0.1%
Moultrie Management 0.1%
Moultrie Advisors 0.1%
Moultrie Capital Management 0.1%
APH DC 0.1%
APH B 0.1%
Capital Management 9.5%
Capital Management GP 9.5%
Management Holdings 9.5%
Management Holdings GP 9.5%

The percentages are based on 138,519,615 shares of Common Stock outstanding as of October 17, 2025, as disclosed in the Issuer's quarterly report on Form 10-Q filed on October 24, 2025.
Sole power to vote or to direct the vote: 0 for all Reporting Persons
Shared power to vote or to direct the vote:
Multi-Asset 1,004,875
Multi-Asset Lux 93,701
Aligned Alternatives 1,098,576
Accord+ 1,832,339
Accord+ Advisors 1,832,339
Accord+ II 870,951
Accord+ II Advisors 870,951
Accord+ Management 2,703,290
Accord+ Management GP 2,703,290
Atlas 50,745
Atlas Management 50,745
Credit Strategies 4,639,275
ST Management 4,639,275
ST Operating 4,639,275
ST Capital 4,639,275
ST Management Holdings 4,639,275
Absolute Return 1,473,641
Absolute Return Management 1,473,641
Absolute Return Management GP 1,473,641
ACM 78,596
ACCM 78,596
SA Management 80,155
PPF Credit Strategies 344,590
PPF Management 344,590
Centre Street 311,381
Centre Street Management 311,381
Union Street 165,259
Union Street Advisors 165,259
Union Street Management 165,259
APH FC 165,259
APH C 165,259
Calliope 933,792
Calliope GP 933,792
Calliope Management 933,792
Delphi 558,220
Delphi Advisors 558,220
Delphi Management 558,220
Delphi Management GP 558,220
Excelsior 286,897
Excelsior Advisors 286,897
Excelsior Management 286,897
Excelsior Management GP 286,897
Moultrie 198,995
Moultrie Management 198,995
Moultrie Advisors 198,995
Moultrie Capital Management 198,995
APH DC 198,995
APH B 198,995
Capital Management 13,171,818
Capital Management GP 13,171,818
Management Holdings 13,171,818
Management Holdings GP 13,171,818
Sole power to dispose or to direct the disposition: 0 for all Reporting Persons
Shared power to dispose or to direct the disposition:
Multi-Asset 1,004,875
Multi-Asset Lux 93,701
Aligned Alternatives 1,098,576
Accord+ 1,832,339
Accord+ Advisors 1,832,339
Accord+ II 870,951
Accord+ II Advisors 870,951
Accord+ Management 2,703,290
Accord+ Management GP 2,703,290
Atlas 50,745
Atlas Management 50,745
Credit Strategies 4,639,275
ST Management 4,639,275
ST Operating 4,639,275
ST Capital 4,639,275
ST Management Holdings 4,639,275
Absolute Return 1,473,641
Absolute Return Management 1,473,641
Absolute Return Management GP 1,473,641
ACM 78,596
ACCM 78,596
SA Management 80,155
PPF Credit Strategies 344,590
PPF Management 344,590
Centre Street 311,381
Centre Street Management 311,381
Union Street 165,259
Union Street Advisors 165,259
Union Street Management 165,259
APH FC 165,259
APH C 165,259
Calliope 933,792
Calliope GP 933,792
Calliope Management 933,792
Delphi 558,220
Delphi Advisors 558,220
Delphi Management 558,220
Delphi Management GP 558,220
Excelsior 286,897
Excelsior Advisors 286,897
Excelsior Management 286,897
Excelsior Management GP 286,897
Moultrie198,995
Moultrie Management 198,995
Moultrie Advisors 198,995
Moultrie Capital Management 198,995
APH DC 198,995
APH B 198,995
Capital Management 13,171,818
Capital Management GP 13,171,818
Management Holdings 13,171,818
Management Holdings GP 13,171,818

## Item 5. Ownership of 5 Percent or Less of a Class
Not applicable.

## Item 6. Ownership of More than 5 Percent on Behalf of Another Person
Not applicable.

## Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person
Not applicable.

## Item 8. Identification and Classification of Members of the Group
Not applicable.

## Item 9. Notice of Dissolution of Group
Not applicable.

## Item 10. Certifications
Certification: By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under ?? 240.14a-11.

## Exhibits
Joint Filing Agreement

## Signatures
- Apollo Management Holdings GP, LLC: /s/ William Kuesel, William Kuesel, Vice President (11/14/2025)
- AAA Multi-Asset Credit Strategies Fund (Z), L.P.: Apollo Aligned Alternatives Advisors, L.P., General Partner (11/14/2025)
- AAA Multi-Asset Credit Strategies Fund (Z), L.P.: AAA Advisors GP, LLC, General Partner (11/14/2025)
- AAA Multi-Asset Credit Strategies Fund (Z), L.P.: /s/ William B. Kuesel, William B. Kuesel, Vice President (11/14/2025)
- AAA Multi-Asset Credit Strategies Lux Fund (Z), L.P.: Apollo Aligned Alternatives Advisors, L.P., General Partner (11/14/2025)
- AAA Multi-Asset Credit Strategies Lux Fund (Z), L.P.: AAA Advisors GP, LLC, General Partner (11/14/2025)
- AAA Multi-Asset Credit Strategies Lux Fund (Z), L.P.: /s/ William B. Kuesel, William B. Kuesel, Vice President (11/14/2025)
- Apollo Aligned Alternatives Advisors, L.P.: AAA Advisors GP, LLC, General Partner (11/14/2025)
- Apollo Aligned Alternatives Advisors, L.P.: /s/ William B. Kuesel, William B. Kuesel, Vice President (11/14/2025)
- Apollo Accord+ Aggregator A, L.P.: Apollo Accord+ Advisors, L.P., General Partner (11/14/2025)
- Apollo Accord+ Aggregator A, L.P.: Apollo Accord+ Advisors GP, LLC, General Partner (11/14/2025)
- Apollo Accord+ Aggregator A, L.P.: /s/ William Kuesel, William Kuesel, Vice President (11/14/2025)
- Apollo Accord+ Advisors, L.P.: Apollo Accord+ Advisors GP, LLC, General Partner (11/14/2025)
- Apollo Accord+ Advisors, L.P.: /s/ William Kuesel, William Kuesel, Vice President (11/14/2025)
- Apollo Accord+ II Aggregator A, L.P.: Apollo Accord+ II Advisors, L.P., General Partner (11/14/2025)
- Apollo Accord+ II Aggregator A, L.P.: Apollo Accord+ II Advisors GP, LLC, General Partner (11/14/2025)
- Apollo Accord+ II Aggregator A, L.P.: /s/ William Kuesel, William Kuesel, Vice President (11/14/2025)
- Apollo Accord+ II Advisors, L.P.: Apollo Accord+ II Advisors GP, LLC, General Partner (11/14/2025)
- Apollo Accord+ II Advisors, L.P.: /s/ William Kuesel, William Kuesel, Vice President (11/14/2025)
- Apollo Accord+ Management, L.P.: Apollo Accord+ Management GP, LLC, General Partner (11/14/2025)
- Apollo Accord+ Management, L.P.: /s/ William Kuesel, William Kuesel, Vice President (11/14/2025)
- Apollo Accord+ Management GP, LLC: /s/ William Kuesel, William Kuesel, Vice President (11/14/2025)
- Apollo Atlas Master Fund, LLC: Apollo Atlas Management, LLC, Investment Manager (11/14/2025)
- Apollo Atlas Master Fund, LLC: /s/ William Kuesel, William Kuesel, Vice President (11/14/2025)
- Apollo Atlas Management, LLC: /s/ William Kuesel, William Kuesel, Vice President (11/14/2025)
- Apollo Credit Strategies Master Fund Ltd.: Apollo ST Fund Management, LLC, Investment Manager (11/14/2025)
- Apollo Credit Strategies Master Fund Ltd.: /s/ William Kuesel, William Kuesel, Vice President (11/14/2025)
- Apollo ST Fund Management LLC: /s/ William Kuesel, William Kuesel, Vice President (11/14/2025)
- Apollo ST Operating LP: Apollo ST Capital LLC, General Partner (11/14/2025)
- Apollo ST Operating LP: ST Management Holdings, LLC, Sole Member (11/14/2025)
- Apollo ST Operating LP: Apollo Capital Management, L.P., Managing Member (11/14/2025)
- Apollo ST Operating LP: Apollo Capital Management GP, LLC, General Partner (11/14/2025)
- Apollo ST Operating LP: /s/ William Kuesel, William Kuesel, Vice President (11/14/2025)
- Apollo ST Capital LLC: ST Management Holdings, LLC, Sole Member (11/14/2025)
- Apollo ST Capital LLC: Apollo Capital Management, L.P., Managing Member (11/14/2025)
- Apollo ST Capital LLC: Apollo Capital Management GP, LLC, General Partner (11/14/2025)
- Apollo ST Capital LLC: /s/ William Kuesel, William Kuesel, Vice President (11/14/2025)
- ST Management Holdings, LLC: Apollo Capital Management, L.P., Managing Member (11/14/2025)
- ST Management Holdings, LLC: Apollo Capital Management GP, LLC, General Partner (11/14/2025)
- ST Management Holdings, LLC: /s/ William Kuesel, William Kuesel, Vice President (11/14/2025)
- Apollo Credit Strategies Absolute Return Aggregator A, L.P.: Apollo Credit Strategies Absolute Return Advisors, L.P., General Partner (11/14/2025)
- Apollo Credit Strategies Absolute Return Aggregator A, L.P.: Apollo Credit Strategies Absolute Return Advisors GP, LLC, General Partner (11/14/2025)
- Apollo Credit Strategies Absolute Return Aggregator A, L.P.: /s/ William Kuesel, William Kuesel, Vice President (11/14/2025)
- Apollo Credit Strategies Absolute Return Management, L.P.: Apollo Credit Strategies Absolute Return Management GP, LLC, General Partner (11/14/2025)
- Apollo Credit Strategies Absolute Return Management, L.P.: /s/ William Kuesel, William Kuesel, Vice President (11/14/2025)
- Apollo Credit Strategies Absolute Return Management, GP, LLC: /s/ William Kuesel, William Kuesel, Vice President (11/14/2025)
- Apollo Credit Management, LLC: Apollo Capital Credit Management, LLC, Sole Member (11/14/2025)
- Apollo Credit Management, LLC: /s/ William Kuesel, William Kuesel, Vice President (11/14/2025)
- Apollo Capital Credit Management, LLC: /s/ William Kuesel, William Kuesel, Vice President (11/14/2025)
- Apollo SA Management, LLC: Apollo Capital Management, L.P., Sole Member (11/14/2025)
- Apollo SA Management, LLC: Apollo Capital Management GP, LLC, General Partner (11/14/2025)
- Apollo SA Management, LLC: /s/ William Kuesel, William Kuesel, Vice President (11/14/2025)
- Apollo PPF Credit Strategies, LLC: Apollo PPF Credit Strategies Management, LLC, Investment Manager (11/14/2025)
- Apollo PPF Credit Strategies, LLC: /s/ William Kuesel, William Kuesel, Vice President (11/14/2025)
- Apollo PPF Credit Strategies Management, LLC: /s/ William Kuesel, William Kuesel, Vice President (11/14/2025)
- Apollo Centre Street Partnership, L.P.: /s/ William Kuesel, William Kuesel, Vice President (11/14/2025)
- Apollo Centre Street Management, LLC: Apollo Capital Management, L.P., Sole Member (11/14/2025)
- Apollo Centre Street Management, LLC: Apollo Capital Management GP, LLC, General Partner (11/14/2025)
- Apollo Centre Street Management, LLC: /s/ William Kuesel, William Kuesel, Vice President (11/14/2025)
- Apollo Union Street Partners, L.P.: Apollo Union Street Advisors, L.P., General Partner (11/14/2025)
- Apollo Union Street Partners, L.P.: Apollo Union Street Capital Management, LLC, General Partner (11/14/2025)
- Apollo Union Street Partners, L.P.: /s/ William Kuesel, William Kuesel, Vice President (11/14/2025)
- Apollo Union Street Advisors, L.P.: Apollo Union Street Capital Management, LLC, General Partner (11/14/2025)
- Apollo Union Street Advisors, L.P.: /s/ William Kuesel, William Kuesel, Vice President (11/14/2025)
- Apollo Union Street Capital Management, LLC: /s/ William Kuesel, William Kuesel, Vice President (11/14/2025)
- APH Holdings (FC), L.P.: Apollo Principal Holdings C, GP Ltd., General Partner (11/14/2025)
- APH Holdings (FC), L.P.: /s/ William Kuesel, William Kuesel, Vice President (11/14/2025)
- Apollo Principal Holdings C GP, Ltd.: /s/ William Kuesel, William Kuesel, Vice President (11/14/2025)
- Apollo Calliope Fund, L.P.: Apollo Calliope Management, LLC, Investment manager (11/14/2025)
- Apollo Calliope Fund, L.P.: /s/ William B. Kuesel, William B. Kuesel, Vice President (11/14/2025)
- AP Calliope GP, L.P.: AP Calliope (GP), LLC, General Partner (11/14/2025)
- AP Calliope GP, L.P.: /s/ William B. Kuesel, William B. Kuesel, Vice President (11/14/2025)
- Apollo Calliope Management, LLC: /s/ William B. Kuesel, William B. Kuesel, Vice President (11/14/2025)
- Apollo Delphi Fund, L.P.: Apollo Delphi Advisors, LLC, General Partner (11/14/2025)
- Apollo Delphi Fund, L.P.: /s/ William B. Kuesel, William B. Kuesel, Vice President (11/14/2025)
- Apollo Delphi Advisors, LLC: /s/ William B. Kuesel, William B. Kuesel, Vice President (11/14/2025)
- Apollo Delphi Management, L.P.: Apollo Delphi Management GP, LLC, General Partner (11/14/2025)
- Apollo Delphi Management, L.P.: /s/ William B. Kuesel, William B. Kuesel, Vice President (11/14/2025)
- Apollo Delphi Management GP, LLC: /s/ William B. Kuesel, William B. Kuesel, Vice President (11/14/2025)
- Apollo Excelsior, L.P.: Apollo Excelsior Advisors, L.P., General Partner (11/14/2025)
- Apollo Excelsior, L.P.: Apollo Excelsior Ultimate GP, LLC, General Partner (11/14/2025)
- Apollo Excelsior, L.P.: /s/ William B. Kuesel, William B. Kuesel, Vice President (11/14/2025)
- Apollo Excelsior Advisors, L.P.: Apollo Excelsior Ultimate GP, LLC, General Partner (11/14/2025)
- Apollo Excelsior Advisors, L.P.: /s/ William B. Kuesel, William B. Kuesel, Vice President (11/14/2025)
- Apollo Excelsior Management, L.P.: Apollo Excelsior Management GP, LLC, General Partner (11/14/2025)
- Apollo Excelsior Management, L.P.: /s/ William B. Kuesel, William B. Kuesel, Vice President (11/14/2025)
- Apollo Excelsior Management GP, LLC: /s/ William B. Kuesel, William B. Kuesel, Vice President (11/14/2025)
- Apollo Moultrie Credit Fund, L.P.: Apollo Moultrie Credit Fund Management, LLC, Investment manager (11/14/2025)
- Apollo Moultrie Credit Fund, L.P.: /s/ William B. Kuesel, William B. Kuesel, Vice President (11/14/2025)
- Apollo Moultrie Credit Fund Management, LLC: /s/ William B. Kuesel, William B. Kuesel, Vice President (11/14/2025)
- Apollo Moultrie Credit Fund Advisors, L.P.: Apollo Moultrie Capital Management, LLC, General Partner (11/14/2025)
- Apollo Moultrie Credit Fund Advisors, L.P.: /s/ William B. Kuesel, William B. Kuesel, Vice President (11/14/2025)
- Apollo Moultrie Capital Management, LLC: /s/ William B. Kuesel, William B. Kuesel, Vice President (11/14/2025)
- APH Holdings (DC), L.P.: Apollo Principal Holdings B GP, LLC, General Partner (11/14/2025)
- APH Holdings (DC), L.P.: /s/ William B. Kuesel, William B. Kuesel, Vice President (11/14/2025)
- Apollo Principal Holdings B GP, LLC: /s/ William B. Kuesel, William B. Kuesel, Vice President (11/14/2025)
- Apollo Capital Management, L.P.: Apollo Capital Management GP, LLC, General Partner (11/14/2025)
- Apollo Capital Management, L.P.: /s/ William Kuesel, William Kuesel, Vice President (11/14/2025)
- Apollo Capital Management GP, LLC: /s/ William Kuesel, William Kuesel, Vice President (11/14/2025)
- Apollo Management Holdings, L.P.: Apollo Management Holdings GP, LLC, General Partner (11/14/2025)
- Apollo Management Holdings, L.P.: /s/ William Kuesel, William Kuesel, Vice President (11/14/2025)
Comment: Reporting Person/Group Name:
Apollo Management Holdings GP, LLC